Exhibit 99.1

Inso Corporation Names Robert F. Dudley Vice President,
Chief Financial Officer and Treasurer

BOSTON, MA, July 22, 1999 -- Inso Corporation (NASDAQ: INSO) today announced the appointment of Robert F. Dudley as Vice President, Chief Financial Officer and Treasurer. In this role, Mr. Dudley will be responsible for all financial functions and play a key role in strategic planning and oversight of the company's operational activities.

"It gives me great pleasure to announce the appointment of Bob Dudley. We sought a seasoned individual whose background encompasses complete financial and wide business experience and whose personal attributes include strong managerial and communication skills. The company's recent decision to reorganize along business lines means that our CFO must build and maintain appropriate relationships throughout the company. Bob's 25 years of diverse financial and business experience fit our needs well. He is a welcome addition to the Inso team," said Stephen O. Jaeger, Chairman and CEO of Inso Corporation.

Mr. Dudley's most recent position before joining Inso was Senior Director, Strategic Planning and Business Operations for a worldwide business division of Data General
Corporation. His responsibilities included strategic planning, field operations, information systems and acquisitions. Other positions held during his 15-year tenure at Data General include Division Controller, Director of Corporate Profit Planning and Budget Manager. Prior to his employment with Data General, Mr. Dudley held various managerial and accounting positions at Johnson & Johnson and AW Chesterton Company.

About Inso Corporation
Inso Corporation is a leading provider of tools for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.